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                                                                    Exhibit n(2)

                              AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                                       FOR
                               THE MAINSTAY FUNDS

       WHEREAS, The MainStay Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

       WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series listed on Exhibit A, (the "Funds");

       WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the Funds; and

       WHEREAS, pursuant to a Distribution Agreement dated January 1, 1994, the Trust employs NYLIFE Distributors Inc. ("NYLIFE Distributors") as distributor of the securities of which it is the issuer;

       NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

       1. FEATURES OF THE CLASSES. Each of the Funds, except the Equity Index Fund, issues its shares of beneficial interest in the following three classes: "Class A Shares," "Class B Shares" and "Class C Shares." In addition, the MAP Equity Fund issues a fourth class of shares of beneficial interest:
"Class I Shares." The Equity Index Fund issues only shares denominated as "Class A Shares." Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B, Class C and Class I shares shall have the features described in Sections 2, 5 and 6 below.


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       2.     SALES CHARGE STRUCTURE.

              (a) Class A Shares. Class A shares of a Fund, other than the Money Market Fund, shall be offered at the then-current net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in a Fund's current prospectus or prospectus supplement and shall be subject to reductions for larger purchases and such waivers or reductions as are determined or approved by the Board of Trustees. Class A shares of the Money Market Fund shall be offered at net asset value without the imposition of a front-end sales charge. Class A shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such other cases as the Board may approve and as is disclosed in the Fund's current prospectus or supplement.

              (b) Class B Shares. Class B shares of a Fund, other than the Money Market Fund, shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge in such amount as is described in a Fund's current prospectus or prospectus supplement shall be imposed on Class B shares, subject to such waivers or reductions as are determined or approved by the Board of Trustees. Class B shares of the Money Market Fund shall not, generally, be subject to a contingent deferred sales charge upon redemption.

              (c) Class C Shares. Class C shares of a Fund, other than the Money Market Fund, shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge of 1% shall be imposed on redemptions of Class C shares effected within one year of purchase as disclosed in a Fund's current prospectus or prospectus supplement, subject to such waivers or reductions as are determined or approved by the Board of Trustees. Class C shares of the Money Market Fund shall not, generally, be subject to a contingent deferred sales charge upon redemption.

              (d) Class I Shares. Class I shares shall be offered to eligible purchasers, as defined in a Fund's current prospectus, at the then-current net asset value without the imposition of a front-end sales charge or contingent deferred sales charge.

       3. SERVICE AND DISTRIBUTION PLANS. Each of the Class A, Class B and Class C shares of the Funds, other than the Money Market Fund, has adopted a Rule 12b-1 plan with the following terms. Class I shares have not adopted a Rule 12b-1 plan.

              (a) Class A Shares. Class A shares of each Fund, other than the Money Market Fund, pay NYLIFE Distributors monthly a fee at an annual rate of 0.25% of the average daily net assets of the Fund's Class A shares for distribution or service activities (each as defined in paragraph (e), below), as designated by the NYLIFE Distributors.



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              (b)    Class B Shares. Class B shares of each Fund, other than the
Money Market Fund, pay the Distributor monthly a fee, for distribution services (as defined in paragraph (e), below) at the annual rate of 0.75% (0.25% in the case of the California Tax Free Fund, New York Tax Free Fund and Tax Free Bond
Fund) of the average daily net assets of the Fund's Class B shares. Class B shares of each Fund, other than the Money Market Fund, also pay NYLIFE Distributors monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class B shares for service activities (as defined in paragraph (e), below) rendered to Class B shareholders.

              (c) Class C Shares. Class C shares of each Fund, other than the Money Market Fund, pay the Distributor monthly a fee, for distribution services (as defined in paragraph (e), below) at the annual rate of 0.75% (0.25% in the case of the California Tax Free Fund, New York Tax Free Fund and Tax Free Bond Fund) of the average daily net assets of the Fund's Class C shares. Class C shares of each Fund, other than the Money Market Fund, also pay NYLIFE Distributors monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class C shares for service activities (as defined in paragraph (e), below) rendered to Class C shareholders.

              (d) Class I Shares. Class I shares have not adopted a Rule 12b-1 plan and do not charge a Rule 12b-1 fee.

              (e)    Distribution and Service Activities.

              (i) As used herein, the term "distribution services" shall include services rendered by NYLIFE Distributors as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of NYLIFE Distributors and to other broker-dealers that have entered into a Soliciting Dealer Agreement with NYLIFE Distributors, compensation to and expenses of employees of NYLIFE Distributors who engage in or support distribution of the Funds' shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

              (ii) As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in each Fund, excluding transfer agent and subtransfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of
Section 26(d) of the Rules of Fair Practice of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be



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automatically amended, without further action of the Board of Trustees, to conform to such NASD definition. Overhead and other expenses of NYLIFE Distributors related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

       4. ALLOCATION OF INCOME AND EXPENSES. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

              (1) Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

              (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

       (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class;
(iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

       Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.



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       5.     EXCHANGE PRIVILEGES. To the extent permitted by the Board
of Trustees, shareholders may exchange shares of one class of a MainStay Fund for shares of an identical class of another MainStay Fund, based upon each Fund's net asset value per share. Class A shares of a MainStay Fund may be exchanged for shares of MainStay Equity Index Fund, and vice versa. Class B or Class C shares of a MainStay Fund may not be exchanged for shares of MainStay Equity Index Fund or vice versa. Holders of Class I shares who were shareholders of the MAP-Equity Fund at the time it was reorganized into the MainStay MAP Equity Fund may exchange Class I shares of the MainStay MAP Equity Fund for Class A shares of another MainStay Fund. Once Class I shares have been exchanged for Class A Shares, they may not be exchanged back to Class I shares.

       Generally, shareholders may exchange their Class A Shares of a Fund for Class A shares of another MainStay Fund without the imposition of a sales charge. Any such exchanges will be based upon each Fund's net asset value per share next computed. Where, however, a shareholder seeks to exchange Class A shares of the Money Market Fund for Class A shares of another MainStay Fund subject to a front-end sales charge, the applicable sales charge shall be imposed on the exchange, unless the shareholder has previously paid a sales charge with respect to such shares.

       Class B or Class C shares of a Fund may be exchanged for the same Class of shares of another MainStay Fund at the net asset value next computed without the imposition of a contingent deferred sales charge; the sales charge will be assessed, if applicable, when the shareholder redeems his shares or has them repurchased without a corresponding purchase of shares of another MainStay Fund. Where, however, a shareholder previously exchanged his shares into the Money Market Fund from another MainStay Fund, the applicable contingent deferred sales charge, if any, shall be assessed when the shares are redeemed from the Money Market Fund, or from a succeeding Fund in the event that the shareholder exchanges his or her Class B or Class C Money Market Fund shares for shares of another MainStay Fund. The amount of the contingent deferred sales charge shall be computed in the manner described in the Funds' registration statement.

       Equally, where a shareholder purchases Class B or Class C shares of the Money Market Fund through an initial investment in the Money Market Fund and, later, exchanges his or her Class B or Class C Money Market Fund shares for the same Class of shares of another MainStay Fund (which normally assesses a contingent deferred sales charge) and then redeems such investment, the applicable contingent deferred sales charge, if any, shall be assessed upon such redemption. The amount of the contingent deferred sales charge shall be computed in the manner described in the Funds' registration statement.

       6. CONVERSION FEATURES. Class B shares will be automatically converted to Class A shares on or about December 31, 2005 or at the end of the calendar quarter occurring eight years after the date a shareholder purchases his Class B shares, whichever is later. The method of calculating the eight year period is described in the Funds' registration statement. It is the Trust's intention that all share conversions be made on a tax-free basis, and if this cannot be reasonably



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assured, the Trustees may modify or eliminate this share class conversion feature. No conversion from Class A, Class C or Class I shares is offered.

       7. QUARTERLY AND ANNUAL REPORTS. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

       8. ACCOUNTING METHODOLOGY. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

              (1) On a daily basis, a fund accountant shall calculate the Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

              (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

              (3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day for non-money market funds, and based on the relative value of settled shares at the beginning of the day for any money market funds.

              (4) The fund accountant shall then complete a worksheet using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (1) and (2) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

              (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

       9. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be voluntarily waived or reimbursed by any manager or sub-adviser to the Trust, by the Trust's underwriter or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.



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       10.    EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

       11. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 10 hereof.

       12. LIMITATION OF LIABILITY. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

       IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Multiple Class Plan as of the 24th day of April, 1995, to be effective May 1, 1995, and has amended this Plan the 27th day of April, 1998, the 27th day of July, 1998, the 15th day of March, 1999 and the 13th day of September, 1999.




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                                                                       EXHIBIT A

                              BLUE CHIP GROWTH FUND
                            CALIFORNIA TAX FREE FUND
                            CAPITAL APPRECIATION FUND
                                CONVERTIBLE FUND
                               EQUITY INCOME FUND
                                EQUITY INDEX FUND
                                 GOVERNMENT FUND
                             GLOBAL HIGH YIELD FUND
                            GROWTH OPPORTUNITIES FUND
                         HIGH YIELD CORPORATE BOND FUND
                             INTERNATIONAL BOND FUND
                            INTERNATIONAL EQUITY FUND
                                 MAP EQUITY FUND
                                MONEY MARKET FUND
                             NEW YORK TAX FREE FUND
                               RESEARCH VALUE FUND
                              SMALL CAP GROWTH FUND
                              SMALL CAP VALUE FUND
                              STRATEGIC INCOME FUND
                              STRATEGIC VALUE FUND
                               TAX FREE BOND FUND
                                TOTAL RETURN FUND
                                   VALUE FUND


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